NEWS RELEASE

                                                                      EXHIBIT 99

              CAROLINA NATIONAL CORPORATION ANNOUNCES ASSET GROWTH

Columbia, SC (May 3, 2004) - Carolina National Corporation, the bank holding company of Carolina National Bank and Trust Company, announced today that its total assets had reached $73 million at March 31, 2004, a 17% increase from December 31, 2003 total assets of $62 million. Roger B. Whaley, president and chief executive officer, said that the growth had been financed by a $15 million or 30% increase in deposits from December 31, 2003 to March 31, 2004. At March 31, 2004, Carolina National Bank had $20.6 million of savings and money market deposits, $29.5 million of certificates of deposits (of which $5.7 million were brokered deposits) and $15.1 million of demand deposits including a $1.1 million deposit from the holding company.

         "We are especially pleased at the growth in our loan portfolio," Mr. Whaley said. "In the first quarter we grew our loan portfolio by $5 million to $59 million at March 31, 2004. We had 832 loans at March 31, 2004, 63% of which were commercial loans and 37% which were consumer loans. Approximately 69% of the loans had variable rates, and only 31% had fixed rates."

         Mr. Whaley also announced that the bank will soon open a loan production office in The Shops of St. Andrews Shopping Center (St. Andrews Road) in Irmo, South Carolina and plans to open its new drive through and ATM facility at the corner of Lady and Washington Streets on May 5, 2004.

Contact: Roger B. Whaley
                  President
                  (803) 779-0411